INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement on Form S-1 of our report dated March 8, 1996 relating to the TIAA Real Estate Account, our report dated March 8, 1996 relating to The Greens at Metrowest Apartments and Brixworth-Atlanta Apartments, our report dated April 12, 1996 relating to The Millbrook Collection and the Lynnwood Collection Retail Centers, appearing in the Prospectus, which is a part of this Registration Statement and of our report dated March 8, 1996 relating to the financial statement schedule, Schedule III--Real Estate Owned, appearing elsewhere in this Registration Statement. We also consent to the incorporation by reference into this Registration Statement of our report dated March 12, 1996 relating to Teachers Insurance and Annuity Association of America.

We also consent to the reference to us under the heading "Experts" in such Prospectus.




DELOITTE & TOUCHE LLP


New York, New York
October 4, 1996